Exhibit 10.5

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

Made and signed on the 7th of November 2022

This Amendment to the Employment Agreement (this “Amendment”) is entered into as of November 7, 2022 (“Amendment Execution Date”) by and between CEVA D.S.P. Ltd (the “Company”), and Yaniv Arieli, ID No. 023832827 of Ha-Shemesh ha-Ola St. 3,

Ramot HaShavim, 4359000 Israel (the “Employee”, and together with the Company, the “Parties”).

Whereas the Parties entered into an employment agreement effective as of 1 August 2005 and amended on 6 November 2013 (the “First Amendment”) and 18 February 2021 (as amended, the “Agreement”); and

Whereas the Parties agreed to amend the Agreement, all as set out in this Amendment.

Now Therefore, the Parties agree as follows:

1.	Amendments to the Agreement

Upon the date that Amir Panush commences employment as Chief Executive Officer of the Company (the “Amendment Effective Date”), which is currently anticipated to be January 1, 2023, the following terms of the Agreement shall be amended:

1.1.

The Employee's Salary, as established in Section 1 of the Agreement, shall stand at NIS 100,000 (gross) monthly, so that the Base Salary shall stand at NIS 75,000 and the Overtime Payment shall stand at NIS 25,000.

1.2.	Section 2.2 of the Agreement shall be deleted and replaced with the following language:

2.2

Should the Employee desire to terminate his employment with the Company, he is requested to provide six months’ prior written notice to the Company. Should the Company desire to terminate the employment of the Employee, it must provide him with six months’ prior written notice (the “Notice Period”).

1.3.	Sections 3.1 and 3.2 of Appendix A to the Agreement shall be deleted and replaced with the following language:

3.1

Other than the cases set forth in Section 3.2, the Company also may terminate the Employee's employment without the Notice Period (or part thereof) if it pays the Employee that sum equal to the Salary that he would otherwise be entitled to during the denied Notice Period. Similarly, if the Employee resigns for Good Reason, the Company shall pay the Employee that sum equal to the Salary that he would otherwise be entitled to during the Notice Period (less any amount of salary earned and paid from delivery of the resignation notice through the termination date, if not contemporaneous). For the avoidance of any doubt, it is hereby expressed that the Company reserves its right pursuant to this paragraph in both the event the notice of termination of employment was delivered by it or in the event that it was delivered by the Employee, and the latter case shall not constitute a dismissal of employment by the Company.

3.2

Notwithstanding anything to the contrary herein, the Company may terminate the Employee’s employment for Cause without advance notice and without derogating from any remedy to which the Company may be entitled. Further notwithstanding anything to the contrary herein, the Employee may resign for Good Reason without advance notice and without derogating from any remedy to which he may be entitled.

1.4.	Section 3 of the First Amendment shall be deleted and replaced with the following language:

3.	Definition of Cause. A termination for "Cause" is, for the purpose of this Amendment and the Agreement, termination due to:

(i)

the Employee's willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to any member of the Company and its affiliates (the “Company Group”), including, without limitation, embezzlement of funds of the Company Group;

(ii)

the Employee's material breach of (x) the terms and conditions of the Agreement and all amendments and appendices thereto, (y) Parent’s Code of Conduct and Business Ethics, posted on Parent’s website and updated from time to time, as well as any other material policies applicable to similarly situated Company Group employees, or (z) any other material employment-related agreement between the Employee and any member of the Company Group, in each case where Employee has failed to remedy such failure or refusal within 15 days following written notice from the Company to the Employee notifying him thereof (unless the Company determines in its reasonable discretion that such breach is of a kind that cannot be cured within such 15 day period);

(iii)

a good-faith finding by Parent’s CEO or board of directors that the Employee (x) has failed to perform his reasonably assigned duties or has refused to use good-faith efforts to comply with the directives of Parent’s CEO or board of directors and (y) has failed to remedy such failure or refusal within 15 days following written notice from the Company to the Employee notifying him thereof;

(iv)

the Employee's involvement in any other act or engagement in any other conduct which, as determined by Parent’s CEO or board of directors, constitutes a breach of trust between himself and the Company Group or could cause grave injury to the Company Group, monetarily or otherwise;

(v)	the Employee is indicted of, or pleads guilty or nolo contendere (or any analogous pleading) to, any crime involving moral turpitude or any felony;

(vi)	the Employee is adjudicated bankrupt or makes any arrangement or composition with the Employee’s creditors; or

(vii) the Employee becomes of unsound mind or is committed as patient for the purposes of any legislation relating to mental health.

1.5.	Section 5 of the First Amendment shall be deleted and replaced with the following language:

5.

Definition of Good Reason. A resignation for "Good Reason", for the purpose of this Amendment and the Agreement, shall mean the death of the employee or the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (i) through (iv) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination for Good Reason given by the Employee) within 15 days following written notice from the Employee to the Company notifying the Company of such event.

(i)

The assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company or the Parent which results in a material diminution in such position, authority or responsibilities.

(ii)

A reduction in the Employee’s annual salary as set forth in Section 1 of the Agreement, or as may be increased from time to time in accordance with Section 1 of the Agreement, except for a comparable reduction in salary affecting all similarly situated employees.

(iii)

The failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such Benefit Plan, or (ii) continue the Employee’s participation therein (or in such substitute or alternative Benefit Plan), on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing on the date hereof or as may be agreed from time to time by the Company and the Employee.

(iv)	Any material breach by the Company of the Agreement and all amendments and appendices thereto.

2.	Miscellaneous

2.1.	All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.

2.2.	This Amendment may be changed, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto

2.3.	This Amendment shall be governed by and construed in accordance with the laws of the State of Israel.

2.4.	This Amendment serves as a notice to the Employee pursuant to the Notice to Employee and Candidate (Employment Terms and Screening Procedures) Law, 5762-2002.

2.5.	If the Amendment Effective Date has not occurred by February 15, 2023, this Amendment shall be null and void and of no effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement as of the Amendment Effective Date.

Company:	Employee

Signature: /s/ Peter McManamon___ Name: Peter McManamon Title: Authorized Officer	Signature: /s/ Yaniv Arieli____________